CERTIFICATE OF AMENDMENT
                                       OF
                         ARTICLES OF INCORPORATION
                                       OF
                       SIERRA GOLD DEVELOPMENT CORP.

     The undersigned, being the Chairman and Secretary of Sierra Gold Development Corp., a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting hold on 6th June 1997, it was voted that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

     The undersigned further certify that ARTICLES FOURTH of the original Articles of Incorporation filed on the 6th day of June 1995 herein is amended to read as follows:

     RESOLVED that Article Fourth is hereby amended to read as follows:

     The total number of authorized capital stock is increased to Twenty Five million (25,000,000) shares at $.0001 par value per share shall be authorized. Said shares at $.0001 par value may be issued by the corporation from time to time for such consideration as may be fixed from tine to time by the Board of Directors.

     RESOLVED that the Corporation declare a 80 to I forward stock split to be effective June 10, 1997,

     The undersigned hereby certify that they have an this 6th June 1997 executed this Certificate Amending that original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

                              /s/J. B. Somervail
                              President